Sheet1

THIS PROPOSAL HAS PASSED

			FINAL Proxy Results - ML California Limited Municipal Bond Fund
			1st Meeting Date: May 29, 2001
			2nd Meeting Date: June 26, 2001
			3rd Meeting Date: July 6, 2001
			4th Meeting Date: July 13, 2001
			Record Date: April 2, 2001
			As of: July 13, 2001

						Units Voted
			Votes Needed
	Shares Needed	Outstanding	50% + 1 of				Total Units
All Classes	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Ca Ltd Maturity	-101,784	545,891	272,947	374,731	1,981	6,906	383,618
into ML Ca Municipal Bd Fund

Class A & D

Merger of ML Ca Ltd Maturity	-100,181	347,764	173,883	274,064	1,981	0	276,045
into ML Ca Municipal Bd Fund

Class B

Merger of ML Ca Ltd Maturity	-473	195,866	97,934	98,407	0	6,906	105,313
into ML Ca Municipal Bd Fund

Class C

Merger of ML Ca Ltd Maturity	-1,128	2,259	1,131	2,259	0	0	2,259
into ML Ca Municipal Bd Fund

Voting Requirements:
The Quorum for the Limited Maturity Fund shareholders consists of one-third of the shares of each Class entitled to vote at the Meeting.

The approval of the Proposal requires the affirmative vote of Limited Maturity shareholders, voting together as a single class, representing a majority of the outstanding shares entitled to be voted thereon, and

(a) the affirmative vote of Class A & Class D shareholders of Ltd Maturity, voting together as a single class, representing a majority of the outstanding Class A & Class D shares entitled to be voted thereon

(b) the affirmative vote of Class B shareholders of Ltd Maturity representing a majority of outstanding Class B shares entitled to be voted thereon
(c) the affirmative vote of Class C shareholders of Ltd Maturity representing a majority of outstanding Class C shares entitled to be voted thereon

Last Updated on 09/27/2001
By MLMAG